Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. #103709287v1 5 Year Buffered Autocallable Securities Linked to SPXI4EV6 Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: “SPXI4EV6”) Underlying: November 24, 2026 Pricing date: Monthly, beginning approximately one year after issuance Valuation dates: November 24, 2031 Final valuation date: November 28, 2031 Maturity date: 80.00% of the initial underlying value Final buffer value: 20.00% Buffer percentage: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: 18.8496% per annum Premium: 17334D4J8 / US17334D4J87 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated November 4, 2026 Preliminary pricing supplement:

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security #103709287v1 Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value $1,188.50 18.85% November 26, 2027 $1,204.208 20.4208% December 27, 2027 $1,219.917 21.9917% January 24, 2028 $1,235.625 23.5625% February 24, 2028 $1,251.333 25.1333% March 24, 2028 $1,267.042 26.7042% April 24, 2028 $1,282.75 28.275% May 24, 2028 $1,298.458 29.8458% June 26, 2028 $1,314.167 31.4167% July 24, 2028 $1,329.875 32.9875% August 24, 2028 $1,345.583 34.5583% September 25, 2028 $1,361.292 36.1292% October 24, 2028 $1,377.00 37.70% November 24, 2028 $1,392.708 39.2708% December 26, 2028 $1,408.417 40.8417% January 24, 2029 $1,424.125 42.4125% February 26, 2029 $1,439.833 43.9833% March 26, 2029 $1,455.542 45.5542% April 24, 2029 $1,471.25 47.125% May 24, 2029 $1,486.958 48.6958% June 25, 2029 $1,502.667 50.2667% July 24, 2029 $1,518.375 51.8375% August 24, 2029 $1,534.083 53.4083% September 24, 2029 $1,549.792 54.9792% October 24, 2029 $1,565.50 56.55% November 26, 2029 $1,581.208 58.1208% December 24, 2029 $1,596.917 59.6917% January 24, 2030 $1,612.625 61.2625% February 25, 2030 $1,628.333 62.8333% March 25, 2030 $1,644.042 64.4042% April 24, 2030 $1,659.75 65.975% May 24, 2030 $1,675.458 67.5458% June 24, 2030 $1,691.167 69.1167% July 24, 2030 $1,706.875 70.6875% August 26, 2030 $1,722.583 72.2583% September 24, 2030 $1,738.292 73.8292% October 24, 2030 $1,754.00 75.40% November 25, 2030 $1,769.708 76.9708% December 24, 2030 $1,785.417 78.5417% January 24, 2031 $1,801.125 80.1125% February 24, 2031 $1,816.833 81.6833% March 24, 2031 $1,832.542 83.2542% April 24, 2031 $1,848.25 84.825% May 27, 2031 $1,863.958 86.3958% June 24, 2031 $1,879.667 87.9667% July 24, 2031 $1,895.375 89.5375% August 25, 2031 $1,911.083 91.1083% September 24, 2031 $1,926.792 92.6792% October 24, 2031 If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Hypothetical Underlying Return on the Final Valuation Date 100.00% 50.00% 25.00% 0.00% - 0.01% - 20.00% - 20.01% - 25.00% - 50.00% - 75.00% - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Sale of the securities prior to maturity may result in a loss of principal. • The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. • If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500 ® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a "decay" effect. • The Underlying Futures Index is expected to underperform the S&P 500 ® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends to be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - looking implied volatility. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. #103709287v1 Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.